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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CEPHALON, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

This Revised Proxy Statement is being filed to include the actual Proxy Card language that was omitted from the original filing.

April 10, 2002

Dear Stockholder:

        It is my pleasure to invite you to Cephalon's 2002 Annual Meeting of Stockholders. We will hold the meeting on Wednesday, May 15, 2002 at 9:30 a.m., Philadelphia time, at our corporate headquarters at 145 Brandywine Parkway, West Chester, Pennsylvania. Since we are holding our Annual Meeting at our offices for the first time, this provides an excellent opportunity for you to become better acquainted with Cephalon and its directors and officers. For your convenience, directions are printed on the back cover of this Proxy Statement together with an admission ticket, which you must present to gain access to the meeting.

        During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and Proxy Statement, update you on important developments in our business and respond to any questions that you may have about the Company.

        Whether or not you expect to attend, please vote your shares using any of the following methods: vote by telephone or the Internet, as described in the instructions on the proxy card; sign and return the proxy card in the enclosed envelope; or vote in person at the meeting.

        I hope that you will be able to attend.

                      Very truly yours,

                      Frank Baldino, Jr., Ph.D.
                       Chairman of the Board
                      and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 15, 2002

TO THE STOCKHOLDERS OF CEPHALON, INC.:

        Notice is hereby given that the Annual Meeting of Stockholders of CEPHALON, INC., a Delaware corporation (the "Company" or "Cephalon"), will be held at the Company's corporate offices at 145 Brandywine Parkway, West Chester, Pennsylvania, on Wednesday, May 15, 2002, at 9:30 a.m., Philadelphia time, for the following purposes:

          1. To elect six directors;

          2. To approve an amendment to the Company's Certificate of Incorporation increasing the number of shares of the Company's common stock authorized for issuance;

          3. To approve an increase in the number of shares of common stock authorized for issuance under the Company's 1995 Equity Compensation Plan (the "1995 Plan") and the amendment and restatement of the 1995 Plan; and

          4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

        Only stockholders of record as of the close of business on March 20, 2002 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournment thereof. A list of stockholders of the Company entitled to vote at the meeting will be available for inspection by a stockholder at the Annual Meeting and during normal business hours at the Company's corporate offices during the ten-day period immediately prior to the Annual Meeting.

                      By Order of the Board of Directors,

                      JOHN E. OSBORN
                       Secretary

West Chester, Pennsylvania
April 10, 2002

EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY

CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE
UNITED STATES, OR OTHERWISE VOTE IN THE MANNER DESCRIBED ON THE PROXY
CARD. IF A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY,
IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

CEPHALON, INC.
145 Brandywine Parkway
West Chester, Pennsylvania 19380-4245

PROXY STATEMENT

        This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Cephalon, Inc. (the "Company" or "Cephalon"), for use at the 2002 Annual Meeting of Stockholders to be held at the Company's corporate offices at 145 Brandywine Parkway, West Chester, Pennsylvania, on Wednesday, May 15, 2002, at 9:30 a.m., Philadelphia time, and at any adjournment thereof. Action will be taken at the meeting upon proposals to elect six directors, amend the Company's Certificate of Incorporation, increase the number of shares of common stock authorized for issuance under the 1995 Plan and to amend and restate the 1995 Plan, as well as any such other business as may properly come before the Annual Meeting and any adjournments thereof. This proxy statement and the accompanying proxy card are expected to be first distributed to stockholders on or about April 10, 2002.

        In addition to the use of the mails, proxies may be solicited by telephone by officers, directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company also has retained the services of MacKenzie Partners, Inc. as the Company's proxy solicitation agent for the 2002 Annual Meeting, at a cost of approximately $5,000. The Company also has requested banks, brokers and other custodians, nominees and fiduciaries to solicit proxies from beneficial owners, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

        New for 2002.    Cephalon has adopted a new method of delivery for its proxy statement and annual report called "householding" to stockholders who own their stock in nominee name (such as through a broker). Under this new method, which was recently approved by the U.S. Securities and Exchange Commission (the "SEC"), the Company will deliver only one copy of the proxy materials to one or more beneficial stockholders who share the same last name and address—and do not participate in electronic delivery. Cephalon has adopted the householding method to reduce the amount of duplicative material that its stockholders receive and to lower printing and mailing costs.

        If you are a holder of record of Cephalon stock, you are hereby notified that householding will go into effect for the 2003 Annual Meeting of Stockholders.

        You may elect not to participate in householding at any time prior to thirty (30) days before the mailing of proxy materials in April of each year. Please notify your broker if you wish to continue to receive multiple copies of the proxy materials.

        The Company's annual report to stockholders for the fiscal year ended December 31, 2001, including financial statements, is being mailed to stockholders with this proxy statement but does not constitute a part of this proxy statement.

VOTING AT THE MEETING

        Only holders of shares of common stock of the Company, par value $.01 per share ("Common Stock"), of record at the close of business on March 20, 2002, are entitled to vote at the meeting and at any adjournment thereof. As of that date, there were 55,018,369 shares of Common Stock outstanding. Each stockholder entitled to vote shall have the right to one vote for each share outstanding held in the name of such stockholder. The Company presently has no other class of stock outstanding and entitled to be voted at the meeting. The presence in person or by proxy of the holders of a majority of the shares of Common Stock entitled to vote at the meeting shall constitute a quorum.

        Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy. The enclosed proxy card is a means by which a stockholder may authorize the voting of his or her shares at the meeting. The shares of Common Stock represented by each properly executed proxy card will be voted at the meeting in accordance with the directions specified by each stockholder on such proxy card, including adjournment of the meeting. Adjournments may be made for the purpose of, among other things, soliciting additional proxies in favor of any or all of the Company's proposals. An adjournment may be made from time to time by the holders of shares of Common Stock representing a majority of the votes present in person or by proxy at the meeting without further notice other than by an announcement made at the meeting. No proxies voted against approval of any of the proposals will be voted in favor of adjournment of the meeting for the purpose of soliciting additional proxies. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card; if no choice has been specified on a properly executed proxy, the shares will be voted as recommended by the board of directors. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment. However, execution of the accompanying proxy will not affect the right of a stockholder to attend the meeting and vote in person. Any stockholder granting a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy card, at any time before the proxy is voted.

        Under Delaware law, a plurality of the votes cast is required for the election of directors. Votes may be cast either in favor of, or withheld from, any or all nominees. Votes that are withheld from a nominee(s) will be excluded entirely from this vote and will have no effect on the election, other than for purposes of determining the presence of a quorum. The affirmative vote of a majority of the outstanding shares of Common Stock is required for the adoption of the proposed amendment to the Certificate of Incorporation increasing the number of shares of Common Stock authorized for issuance. The affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the subject matter is required to approve the proposal to increase the number of shares of Common Stock authorized for issuance under the 1995 Plan and the amendment and restatement of the 1995 Plan and to take action with respect to any other matter that may properly be brought before the meeting.

        Abstentions will be considered present and entitled to vote at the meeting, but will not be counted as votes cast in the affirmative on a given matter. Abstentions may be specified only on the proposals to amend the Certificate of Incorporation and increase the number of shares of Common Stock authorized for issuance under the 1995 Plan and to approve the amendment and restatement of the 1995 Plan. Because these proposals require the affirmative vote of a majority of the outstanding shares or a majority of the shares present in person or represented by proxy at the meeting and entitled to vote, an abstention will have the effect of a negative vote. Abstentions may not be specified for the election of directors.

        Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals. Any broker non-votes on the proposal to amend the Certificate of Incorporation will have the effect of a vote against the proposal, because it requires the affirmative vote of a majority of the outstanding shares. Any broker non-votes on the proposal to increase the number of shares of Common Stock authorized for issuance under the 1995 Plan and the amendment and restatement of the 1995 Plan will have no effect on the outcome of the proposal, because this proposal requires only the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote, and such broker non-votes are not considered shares present and entitled to vote with respect to such matters under applicable Delaware law.

        Your vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you plan to attend the meeting to vote in person and your shares are registered with the Company's transfer agent in the name of a broker or bank, you must secure a proxy card from the broker or bank assigning voting rights to you for your shares.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees for Election as Directors

        Six directors are to be elected at the 2002 Annual Meeting. The term of each director expires at the next Annual Meeting of Stockholders and each person shall hold office until the election and qualification of his respective successor or until his earlier death, removal or resignation. The board of directors consists of such number of directors as is fixed from time to time by resolution adopted by the board of directors as provided in the Company's Bylaws. The board of directors currently is authorized to have up to seven members.

        The nominees for election as directors of the Company are Drs. Baldino, Feeney, Sanders and Witzel and Messrs. Egan and Greenacre. All nominees are presently directors of the Company whose current terms expire at the time of the 2002 Annual Meeting of Stockholders. All nominees have consented to be named, and have agreed to serve if elected.

        The six directors are to be elected by a plurality of the votes cast. As noted above, votes may be cast in favor of or withheld from any or all nominees. Votes that are withheld from a nominee(s) will be excluded entirely from this vote and will have no effect on the election of any such nominee(s). Unless otherwise instructed by the stockholders, the persons named in the proxies will vote the shares represented thereby for the election of all such nominees. The board of directors believes all nominees will be able to serve as directors. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
VOTE FOR EACH OF THE NOMINEES.

NOMINEES FOR ELECTION

Name of Director	Age	Principal Occupations During Past Five Years and Certain Directorships	Year First Became Director
Frank Baldino, Jr., Ph.D.	48	Dr. Baldino, founder of the Company, has served as Chief Executive Officer and director since the Company's inception. He was appointed Chairman of the board of directors in 1999. He currently serves as a director of Acusphere, Inc., a drug delivery company, NicOx S.A., a pharmaceutical company, Pharmacopeia, Inc., a developer of proprietary technology platforms for pharmaceutical companies, and ViroPharma, Inc., a biopharmaceutical company. Dr. Baldino holds several adjunct academic appointments.	1987

William P. Egan	57	Since 1979, Mr. Egan has served as President of Burr, Egan, Deleage & Co., a venture capital company. Mr. Egan is a founder and general partner of Alta Communications, a venture capital firm.	1988
Robert J. Feeney, Ph.D.	76	From October 1987 to August 1997, Dr. Feeney served as a general partner of Hambrecht & Quist Life Science Technology Fund, a life sciences venture capital fund affiliated with Hambrecht & Quist Incorporated. For 37 years prior thereto, Dr. Feeney was employed at Pfizer Inc., a pharmaceutical company, and last served as its Vice President of Licensing and Development.	1988
Martyn D. Greenacre	60
		From 1997 to 2001, Mr. Greenacre served as Chief Executive Officer and director of Delsys Pharmaceutical Corporation, a formulation and drug delivery system company. From 1993 to 1997, Mr. Greenacre served as President and Chief Executive Officer and as a director of Zynaxis Inc., a biopharmaceutical company. From 1989 to 1992, Mr. Greenacre was Chairman Europe, SmithKline Beecham Pharmaceuticals. He joined SmithKline & French in 1973 where he held positions of increasing responsibility in commercial operations and management. Mr. Greenacre currently serves as a director of Acusphere, Inc., a drug delivery company, Curis, Inc., a biotechnology company, and Genset S.A., a human genome sciences company.	1992

Charles A. Sanders, M.D.	70
		From 1989 to 1994, Dr. Sanders served as Chief Executive Officer of Glaxo Inc., and was Glaxo's Chairman of the Board from 1992 to 1995. He also has served on the board of directors of Glaxo plc. Previously, Dr. Sanders held a number of positions at Squibb Corporation, including Vice Chairman, Chief Executive Officer of the Science and Technology Group and Chairman of the Science and Technology Committee on the Board. Dr. Sanders currently serves as a director of BioPure Corporation, an oxygen therapeutics company, Edgewater Technology, Inc., a systems integration consulting firm, Genaera Corporation, a biopharmaceutical company, Genentech, Inc., a biopharmaceutical company, Pharmacopeia, Inc., a developer of proprietary technology platforms for pharmaceutical companies, Scios Inc., a biopharmaceutical company, Trimeris, Inc., a biopharmaceutical company, and Vertex Pharmaceuticals, a biotechnology company.	2001
Horst Witzel, Dr.-Ing	74	From 1986 until his retirement in 1989, Dr. Witzel served as the Chairman of the Board of Executive Directors of Schering AG, a German pharmaceutical company, and, prior to that, was a member of the Board of Executive Directors in charge of Production and Technology. Dr. Witzel currently serves as Chairman of the Supervisory Board of Revotar Biopharmaceuticals, A.G.	1991

Meetings of the Board of Directors and its Committees

        The board of directors of the Company met on eleven occasions in the fiscal year ended December 31, 2001. The Bylaws of the Company provide that the board of directors, by resolution adopted by a majority of the entire board of directors, may designate committees, each of which shall consist of one or more directors. The board of directors annually elects from its members the Audit Committee, the Corporate Governance and Nominating Committee (the "Nominating Committee"), the Dividend Committee and the Stock Option and Compensation Committee (the "Compensation Committee"). Each director attended all of the meetings of the board of directors and the respective committee or committees on which he served during such period, except for Dr. Feeney who was unable to attend one meeting.

        Audit Committee.    The Audit Committee is presently composed of three non-employee directors, Mr. Egan (chair), and Drs. Feeney and Sanders, each of whom is independent. The principal functions of the Audit Committee are to serve as an independent and objective party to monitor the integrity of the Company's financial reporting process and systems of internal financial controls; monitor the independence and performance of the Company's independent auditors and internal auditing activities;

and provide an open avenue of communication among the independent auditors, financial and senior management, and the board of directors. The Audit Committee met four times during 2001.

        During 2001, Arthur Andersen LLP, the Company's independent auditor, performed certain non-audit services for the Company. The Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining Arthur Andersen's independence. The following is a summary of the audit and non-audit fees paid to Arthur Andersen in 2001:

          Audit Fees—The aggregate fees billed by Arthur Andersen for professional services rendered for the audit and the reviews of the Company's financial statements was approximately $144,500.

          Financial Information Systems Design and Implementation Fees—The aggregate fees billed by Arthur Andersen for professional services relating to financial information system design and implementation fees was approximately $58,480.

          All Other Fees—The aggregate fees billed to the Company by Arthur Andersen for all other services was approximately $589,500. These other fees included billings for services provided in connection with the following:

•	Merger with Anesta Corp.	$55,500
•	Issuance of Convertible Debentures	$97,750
•	Annual Audit of 401(k) Plan	$9,500
•	Due Diligence Review of Financial Records and Systems	$353,800
•	Other Transactions and Miscellaneous Services	$72,950

	TOTAL	$589,500

        Nominating Committee.    The Nominating Committee is composed of three non-employee directors, Dr. Sanders and Messrs. Egan and Greenacre (chair). The Nominating Committee evaluates the board's structure, personnel and processes; conducts continuing studies of the size and composition of the board; investigates and reviews the qualifications of board of director candidates; makes recommendations to the full board regarding the nomination of these candidates for election to the board of directors; and periodically reviews and proposes improvements to the Company's guidelines for corporate governance. The Nominating Committee did not meet in 2001, but met in February 2002.

        Dividend Committee.    The Dividend Committee is composed of Dr. Baldino (chair) and two non-employee directors, Messrs. Egan and Greenacre. The Dividend Committee determines whether or not to declare and authorize the payment of dividends on the Company's capital stock. The Dividend Committee met three times during 2001 for the purpose of authorizing the payment of dividends on the outstanding shares of the $3.625 Convertible Exchangeable Preferred Stock of the Company.

        Compensation Committee.    The Compensation Committee is composed of three non-employee directors, Drs. Feeney (chair), Sanders and Witzel. The Compensation Committee annually reviews the performance and total compensation package for the Company's executive officers, including the Chief Executive Officer; considers the modification of existing compensation and employee benefit programs, including the Cephalon, Inc. 401(k) Profit Sharing Plan, and the adoption of new plans; administers the terms and provisions of the 1995 Plan and the 2000 Equity Compensation Plan for Employees and Key Advisors (the "2000 Plan") (collectively, the "Plans"); and reviews the compensation and benefits of non-employee directors. The administration of the Plans includes the determination, subject to the respective plan provisions, of the individuals eligible to receive awards, the individuals to whom awards are granted, the nature of the awards to be granted, the number of awards to be granted, and the exercise price, vesting schedule, term and all other conditions and terms of the awards to be granted. The Compensation Committee met seven times during 2001.

PROPOSAL 2—APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION
INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

        On March 7, 2002, the board of directors approved, subject to stockholder approval at the Annual Meeting, an amendment to the Certificate of Incorporation of the Company, by amending Article FOURTH thereof, to increase the number of authorized shares of Common Stock by 100,000,000 shares from 100,000,000 to 200,000,000 shares ("Proposal 2"). Each additional share of Common Stock authorized by the proposal will have the same rights and privileges as each share of Common Stock presently authorized. Stockholders have no preemptive rights to receive or purchase any of the additional shares of Common Stock authorized by the proposed amendment. The board of directors believes that the availability of the additional shares of Common Stock for the purposes stated will be beneficial to the Company by increasing the flexibility of its business and financial planning. While the Company has no present plans to issue the additional authorized shares of Common Stock, the proposed increase in the number of authorized shares of Common Stock will ensure that shares will be available, if needed, for issuance in connection with splitting the stock, raising additional capital, making acquisitions, granting additional stock options and for other corporate purposes.

        The following table sets forth certain information with respect to the Company's Common Stock:

Common Stock	As of March 20, 2002
Shares presently authorized to be outstanding	100,000,000
Shares outstanding	55,018,369
Shares reserved for issuance subject to outstanding grants under equity compensation plans	6,197,390
Shares reserved for issuance and not yet granted under equity compensation plans	212,034	*

Shares presently available for issuance	38,572,207

Shares that will be available for issuance if Proposal 2 is adopted	138,572,207

*  Does not include the increase in shares for the 1995 Plan contemplated by Proposal 3.

        If Proposal 2 is approved by the stockholders, the board of directors will have the authority to issue the additional authorized shares of Common Stock, or any part thereof, without further action by the stockholders except as required by law or applicable requirements of self-regulatory organizations. For example, the NASDAQ National Market, on which the Company's Common Stock is listed, currently requires stockholder approval prior to the listing of additional shares in several instances, including acquisition transactions where the present or potential issuance of shares could result in a 20% or greater increase in the number of shares outstanding.

        The issuance of the additional shares of the Common Stock in certain transactions and under certain circumstances could have the effect of discouraging an unfriendly attempt to acquire control of the Company. For example, stock could be issued to persons, firms or entities known to be favorable to management, with terms that could make a change in control of the Company difficult. The Company does not now contemplate any such transaction, or have any commitments, arrangements or understandings relating to any such transaction.

Vote Required for Approval

        Proposal 2 requires for its approval the affirmative vote of a majority of the outstanding shares of Common Stock. Any abstentions or broker non-votes will have the effect of votes against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.
* * *

PROPOSAL 3—APPROVAL OF INCREASE IN SHARES AND AMENDMENT AND RESTATEMENT
OF THE 1995 EQUITY COMPENSATION PLAN

        On March 7, 2002, the board of directors adopted, subject to stockholder approval at the Annual Meeting, an amendment to the 1995 Plan that would increase the total number of shares of Common Stock authorized for issuance under the 1995 Plan from 4,700,000 shares to 5,900,000 shares, an increase of 1,200,000 shares. The board of directors limited to 100,000 shares the number of these additional 1,200,000 shares that may be issued as Stock Awards under the Plan. The board of directors also approved an amendment of the 1995 Plan to provide that no options can be granted with an exercise price below fair market value at the time of grant, and to provide that previously granted options cannot be repriced, replaced, or regranted, unless the stockholders of the Company approve such repricing, replacement or regranting. The board of directors has directed that the proposal to increase the number of shares of Common Stock authorized for issuance under the 1995 Plan and to amend and restate the 1995 Plan be submitted to the Company's stockholders for their approval (the "Proposal 3").

        The board of directors believes that the number of shares currently available for issuance under the 1995 Plan is not sufficient in view of the Company's compensation structure and strategy. The board of directors has concluded that the Company's ability to attract, retain and motivate top quality management and employees is material to the Company's success and would be enhanced by the Company's continued ability to grant equity compensation. In addition, the board of directors believes that the interests of the Company and its stockholders will be advanced if the Company can continue to offer its employees, advisors, consultants, and non-employee directors the opportunity to acquire or increase their proprietary interests in the Company. The board of directors believes that the availability of the additional 1,200,000 shares of Common Stock will ensure that the Company continues to have a sufficient number of shares of Common Stock authorized for issuance under the 1995 Plan.

        The Company also is seeking to have the stockholders approve an amendment to, and restatement of, the 1995 Plan. The purpose of such approval is to ensure that the stockholders have reapproved the entire 1995 Plan as amended, so that stock options granted under the 1995 Plan will qualify for the performance-based exception to the deduction limitations of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

Material Features of the 1995 Plan

        General.    The 1995 Plan provides for the grant of incentive stock options and non-qualified stock options (collectively "Stock Options") and stock awards ("Stock Awards"). The 1995 Plan currently authorizes up to 4,700,000 shares of Common Stock for issuance, subject to adjustment in certain circumstances as discussed below. The stockholders are being asked to consider and approve an amendment which would, commencing on the date of the 2002 Annual Meeting, increase the number of shares of Common Stock available for grants under the 1995 Plan by an additional 1,200,000 shares, for a total of 5,900,000 shares. Of these additional 1,200,000 shares of Common Stock, only 100,000 may be issued as Stock Awards. If and to the extent Stock Options granted under the 1995 Plan terminate, expire or are cancelled without being exercised, or if any shares subject to Stock Awards are forfeited, the shares subject to such Stock Options or Stock Awards will become available again for purposes of the 1995 Plan. During the term of the 1995 Plan, no individual may receive grants of Stock Options for more than fifty percent (50%) of the aggregate number of shares of Common Stock issued or available for issuance under the 1995 Plan.

        Administration of the 1995 Plan.    The 1995 Plan is administered and interpreted by the Compensation Committee of the board of directors. The Compensation Committee has the sole authority to (i) determine the persons to whom Stock Options and/or Stock Awards may be granted under the 1995 Plan, (ii) determine the type, size and other terms and conditions of each grant,

(iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, so long as no previously granted Stock Option is repriced, replaced, or regranted through cancellation, or by lowering the exercise price of a previously granted Stock Option, unless the stockholders of the Company provide prior approval, and (v) deal with any other matters arising under the 1995 Plan.

        Grants.    All grants are subject to the terms and conditions set forth in the 1995 Plan and to those other terms and conditions consistent with the 1995 Plan as the Compensation Committee deems appropriate and as are specified in writing by the Compensation Committee to the designated individual (the "Grant Notice"). Grants under the 1995 Plan need not be uniform as among other recipients of the same type of grant.

        Eligibility for Participation.    The Compensation Committee is responsible for designating employees of the Company and its subsidiaries and advisors and consultants of the Company and its subsidiaries who are eligible for grants under the 1995 Plan. Non-employee directors also receive grants under the 1995 Plan. As of March 20, 2002, approximately 1,200 employees and 5 non-employee directors were eligible for grants under the 1995 Plan; it is not possible to specify in advance the number of advisors and consultants who may be eligible for grants.

        Stock Options.    The Compensation Committee may grant Stock Options intended to qualify as incentive stock options ("ISOs") within the meaning of section 422 of the Code or so-called "non-qualified stock options" that are not intended to so qualify ("NQSOs") or any combination of ISOs or NQSOs. Non-employee directors, consultants and advisors only receive NQSOs.

        The Compensation Committee fixes the exercise price per share on the date of grant. The exercise price of any NQSO or ISO granted under the 1995 Plan may not be less than the fair market value of the underlying shares of Common Stock on the date of grant. The current measure of fair market value on a particular date is the closing sale price of a share of Common Stock as reported on the NASDAQ National Market on that date. However, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of the Company, the exercise price per share of an ISO must be at least 110% of the fair market value of a share of Common Stock on the date of grant. To the extent that the aggregate fair market value of shares of Common Stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs must be treated as NQSOs.

        The Compensation Committee determines the term of each Stock Option; provided, however, that the exercise period may not exceed ten years from the date of grant and, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of the Company, the term may not exceed five years from the date of grant. The vesting period for Stock Options commences on the date of grant and ends on such date as is determined by the Compensation Committee, in its sole discretion, which is specified in the Grant Notice. A grantee may exercise a Stock Option by delivering notice of exercise to the Compensation Committee with accompanying payment of the exercise price. The grantee may pay the exercise price (i) in cash, (ii) with approval of the Compensation Committee, by delivering shares of Common Stock already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price, or through attestation to ownership of such shares, or (iii) by such other method as the Compensation Committee may approve. The grantee must pay, at the time of exercise, the exercise price and the amount of any applicable federal, state or local withholding tax due in connection with such Stock Option exercise.

        Formula Grants to Non-employee Directors.    Non-employee directors of the Company will automatically receive, without the exercise of discretion by the Compensation Committee, annual grants of NQSOs. Under the 1995 Plan, each new non-employee director receives a grant of a NQSO to purchase 15,000 shares of Common Stock immediately upon his or her first becoming a member of the board of directors. In addition, each non-employee director in office immediately after the Company's Annual Meeting (including any non-employee director first elected at such meeting) will automatically receive a grant of a NQSO to purchase 10,000 shares of Common Stock. The date of grant of such annual grants will be the date of the Annual Meeting. The board of directors will determine the terms of these grants to non-employee directors. Generally, all NQSOs granted to non-employee directors vest over a four-year period with an exercise price equal to the closing market price of the Company's Common Stock on the date of grant. The board of directors may also grant NQSOs to non-employee directors in addition to the automatic grants described above. Currently, five non-employee directors are entitled to receive, and have received, such NQSOs.

        Stock Awards.    The Compensation Committee may issue shares of Common Stock under a Stock Award for such cash consideration, if any, as is determined by the Compensation Committee. Non-employee directors are not eligible for Stock Awards under the 1995 Plan. The number of shares of Common Stock granted to each grantee is determined by the Compensation Committee. The Grant Notice may provide for a period during which the Stock Award will remain subject to certain restrictions, including restrictions on transferability (the "Restriction Period"). During the Restriction Period, a grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Common Stock to which such Restriction Period applies, except to a successor grantee in the event of the grantee's death. Unless the Compensation Committee determines otherwise, if a grantee's employment terminates or if a grantee who is an advisor or consultant ceases to perform services for the Company during the Restriction Period, the Stock Award terminates with respect to all shares of Common Stock covered by the Stock Award as to which the restrictions have not lapsed, and those shares of Common Stock shall be forfeited by the grantee and, if issued, immediately returned to the Company. All restrictions imposed under the Stock Award lapse upon the expiration of the applicable Restriction Period. In addition, the Compensation Committee may determine as to any or all Stock Awards that all restrictions will lapse under such other circumstances as it deems appropriate. The grantee does not have the right to vote or receive dividends or other distributions in respect of any shares of Common Stock until the applicable Restriction Period has expired, unless the Compensation Committee provides otherwise in the Grant Notice. To ensure enforcement of the restrictions during the Restriction Period, the Company issues certificates for Stock Awards only when the applicable Restriction Period has lapsed.

        Amendment and Termination of the 1995 Plan.    The board of directors may amend or terminate the 1995 Plan at any time, subject to stockholder approval if required in order to comply with the Code, other applicable laws, applicable stock exchange requirements, or the terms of the Plan. The 1995 Plan will terminate on February 1, 2005, unless terminated earlier by the board of directors or extended by the board of directors with approval of the stockholders.

        Amendment and Termination of Outstanding Grants. A termination or amendment of the 1995 Plan that occurs after a grant is made will not result in the termination or amendment of the grant unless the grantee consents; provided, however, that the Compensation Committee may revoke any grant the terms of which are contrary to applicable law, or modify any grant to bring it into compliance with any then applicable government regulation. The board of directors cannot reprice, replace, or regrant any outstanding grant unless the Company's stockholders consent. The termination of the 1995 Plan will not impair the power and authority of the Compensation Committee with respect to outstanding grants.

        Adjustment Provisions.    If there is any change in the number or kind of shares of Common Stock through the declaration of stock dividends, or through a recapitalization, stock split, or combination or exchange of such shares, or merger, recapitalization or consolidation of the Company, reclassification or change in the par value or by reason of any other extraordinary or unusual event, the number of shares of Common Stock available for grants, the limit on the number of Stock Options that may be granted to any individual under the 1995 Plan, the number of shares covered by outstanding grants, and the price per share may be appropriately adjusted by the Compensation Committee to reflect any increase or decrease in the number or kind of issued shares of Common Stock in order to preclude, to the extent practicable, the enlargement or deletion of the rights and benefits under such grants.

        Corporate Transactions/Change in Control of the Company.    In the event of a "Corporate Transaction," unless (i) outstanding Stock Options and Stock Awards are assumed by the successor or parent of the successor, (ii) replaced for shares of the capital stock of the successor or parent having comparable value and terms, (iii) replaced with a cash incentive option or stock that preserves the Stock Option spread or Stock Award value existing at the time of the transaction and provides for subsequent payout in accordance with the same terms and conditions of the Stock Option and Stock Award, (iv) the Stock Option and Stock Award is replaced by a grant under another incentive program which the Compensation Committee determines is reasonably equivalent in value, or (v) the vesting period under the Stock Option or the Stock Award is subject to other limitations imposed by the Compensation Committee at the time of grant, all outstanding Stock Options will automatically accelerate and become immediately exercisable and all restrictions with respect to Stock Awards will lapse.

        In the event of a grantee's cessation of services by reason of an "Involuntary Termination" within 36 months after a Corporate Transaction in which such grantee's outstanding Stock Options were assumed or replaced or Stock Awards were replaced, or within 36 months after a "Change in Control", each Stock Option (or replacements thereof) will automatically accelerate and become fully exercisable and all restrictions applicable to Stock Awards (or replacements thereof) will lapse. The Stock Option will remain exercisable until the earlier of the expiration of the Stock Option term or the one-year period after the date of the Involuntary Termination.

        With respect to Stock Options granted to non-employee directors, upon the occurrence of a Corporate Transaction or upon Involuntary Termination of a non-employee director within 36 months following a Change in Control, each Stock Option of such non-employee director will automatically accelerate and become fully exercisable and will remain exercisable until the expiration of the option term or earlier surrender of such Stock Option.

        The 1995 Plan defines "Corporate Transaction" to mean the occurrence of either of the following stockholder-approved transactions to which the Company is a party: (i) a merger or consolidation in which more than 50% of the combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of more than 75% of the Company's assets in a single or related series of transactions. "Change in Control" is generally defined in the 1995 Plan as a change in ownership or control of the Company through (i) the acquisition of more than 30% of the combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which the board of directors does not recommend such stockholders accept; or (ii) a change in the composition of the board of directors over a 24 month or shorter period such that a majority of the board of directors' members cease to continue as members subject to certain conditions described in the 1995 Plan.

        The 1995 Plan defines "Involuntary Termination" to mean the termination of the service of any grantee of the Company or any successor thereto which occurs by reason of (i) such individual's involuntary dismissal or discharge by the Company or the successor thereto for reasons other than the commission of any act of fraud, embezzlement or dishonesty by the grantee, any unauthorized use or disclosure by such individual of confidential information or trade secrets of the Company or its successor, or any other intentional misconduct by such individual adversely affecting the business or affairs of the Company, or its successor in a material manner, or (ii) such individual's voluntary resignation, in either case following: (a) a change in his or her position with the Company or the successor thereto which materially reduces his or her level of responsibility, (b) a reduction in his or her level of compensation (including base salary, significant fringe benefits or any non-discretionary and objective-standard incentive payment or bonus award) by more than 10% in the aggregate, or (c) a relocation of such individual's place of employment by more than 50 miles, only if such change, reduction or relocation is effected by the Company or the successor thereto without the individual's consent.

        The foregoing provisions do not serve to limit the Compensation Committee's ability to take other actions with respect to outstanding Stock Options and Stock Awards, including acceleration of exercisability or vesting, under its broad discretionary authority under the 1995 Plan.

        Option and Stock Award Information.    As of March 20, 2002, an aggregate of 813,000 shares of Common Stock (net of cancellations) had been awarded subject to Stock Awards under the 1995 Plan, of which 267,275 shares subject to restrictions under the 1995 Plan and Stock Options to purchase an aggregate of 3,794,041 shares of Common Stock (net of cancellations) had been granted as of such date under the 1995 Plan, of which 2,592,455 were outstanding. If the amendment to the 1995 Plan to increase the number of shares authorized to be issued under the 1995 Plan is approved, the total number of shares of Common Stock that may be issued under the 1995 Plan will be 5,900,000 shares, meaning that 1,316,009 shares will be available under the 1995 Plan.

        No grants have been made under the 1995 Plan that are subject to stockholder approval at the Annual Meeting. It is not possible at present to predict the number of grants that will be made or who will receive any such grants under the 1995 Plan after the Annual Meeting.

        The last sales price of the Company's Common Stock on March 20, 2002, was $66.14 per share.

        Federal Income Tax Consequences.    The following is a brief description of the U.S. federal income tax consequences generally arising with respect to grants that may be awarded under the 1995 Plan. This discussion is intended for the information of the stockholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who participate in the 1995 Plan.

        The grant of an ISO or NQSO will create no tax consequence for the participant or the Company. A participant will not recognize taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction at that time. Upon exercising an NQSO, the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable shares received. The Company generally will be entitled to a deduction equal to the amount recognized as ordinary income by the participant.

        A participant's disposition of shares acquired upon the exercise of an option generally will result in capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (the exercise price of the option in the case of shares acquired by exercise of an ISO and held for the applicable ISO holding periods). Generally, there will be no tax consequence to the Company in connection with a disposition of shares acquired under an option, except that the Company will be entitled to a deduction (and the participant will recognize ordinary income) if shares acquired upon exercise of an ISO are disposed of before the applicable ISO holding periods are satisfied.

        With respect to grants of Stock Awards under the 1995 Plan that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares received less any amounts paid for the shares. The Company generally will be entitled to a deduction for the same amount. With respect to Stock Awards involving shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares received at the time that the shares become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. The Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect to be taxed at the time of receipt of such restricted shares rather than upon the lapse of the restriction on transferability or the substantial risk of forfeiture, but if the participant subsequently forfeits the shares, the participant would not be entitled to any tax deduction, including a capital loss, for the value of the shares on which the participant previously paid tax. Such election must be made and filed with the Internal Revenue Service within thirty (30) days after receipt of the shares.

        Section 162(m) of the Code generally disallows a public corporation's tax deduction for compensation paid to its chief executive officer and any of its four other most highly compensated officers in excess of $1,000,000 in any year. Compensation that qualifies as "performance-based compensation" is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible by the corporation that pays it. The Company intends that Stock Options granted under the 1995 Plan by the Compensation Committee will qualify as "performance-based compensation." Stock Awards granted under the 1995 Plan will not qualify as "performance-based compensation."

Vote Required for Approval

        The proposal to approve the increase in the number of shares authorized for issuance under the 1995 Plan by an additional 1,200,000 shares and the amendment and restatement of the 1995 Plan requires for its approval the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on this proposal. Any abstentions will have the effect of votes against the proposal. Any broker non-votes will not have any effect on the proposal.

EQUITY COMPENSATION PLAN INFORMATION

        The following table gives information about the Company's Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of March 20, 2002, including the 1987 Stock Option Plan, the 1995 Plan and the 2000 Plan. The table does not include the additional shares requested for issuance under the 1995 Plan in Proposal 3.

Equity Compensation Plan Information

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	2,881,840	(1)(2)	32.75	(1)	116,009	(2)
Equity Compensation Plans Not Approved by Stockholders(3)	2,482,700		62.93		96,025

Total	5,364,540		46.72		212,034

(1)
The foregoing does not include options assumed under the Anesta Corp. 1993 Stock Option Plan (the "Anesta Plan") as a result of the Company's acquisition of Anesta Corp. in 2000. As of March 20, 2002, there were 208,100 shares subject to outstanding options under the Anesta Plan, with a weighted average exercise price of these options of $28.31 per share. No additional shares are reserved for issuance under the Anesta Plan.

(2)
In addition to shares issuable on exercise of these options, as of March 20, 2002, awards covering 267,275 shares of restricted stock were outstanding under the 1995 Plan.

(3)
Issued under the 2000 Plan, which does not require the approval of, and has not been approved by, the Company's stockholders. See the description below of the 2000 Plan.

2000 Equity Compensation Plan For Employees and Key Advisors

        On December 13, 2000, the Company's board of directors approved the 2000 Plan, pursuant to which non-qualified stock options may be granted to the Company's employees who are not officers or directors of the Company and consultants and advisors who perform services for the Company. The 2000 Plan has not been submitted to, and is not required to be submitted to, the Company's stockholders for approval. As of March 20, 2002, options to acquire 2,482,700 shares were outstanding under the 2000 Plan, out of a total of 2,600,000 shares of Common Stock reserved for issuance under the 2000 Plan.

        The purpose of the 2000 Plan is to promote the Company's success by linking the personal interests of the Company's non-executive employees and consultants and advisors to those of the Company's stockholders and by providing participants with an incentive for outstanding performance. The 2000 Plan currently authorizes the granting of non-qualified stock options only. The exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant and no option may have a term of more than ten years. All of the options that are currently outstanding under the 2000 Plan vest ratably over a four-year period beginning on the date of grant and expiring ten years from the date of grant. The board of directors may amend or terminate the 2000 Plan at any time without stockholder approval, but no amendment or termination of the 2000 Plan or any award agreement may adversely affect any option previously granted under the 2000 Plan without the written consent of the participant, unless required by applicable law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

        The following table summarizes the compensation for the periods ended December 31, 2001, 2000 and 1999 of the Company's Chief Executive Officer and those persons serving as executive officers at December 31, 2001 who were the other four most highly compensated executive officers during the last completed fiscal year (the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name	Year	Salary ($)		Bonus ($) (1)		Other Annual Compen- sation ($) (2)		Restricted Stock Awards ($) (3)		Securities Underlying Options Granted (#)	All Other Compen- sation ($) (4)
Frank Baldino Jr., Ph.D. Chairman and Chief Executive Officer	2001 2000 1999	$ $ $	649,500 500,000 450,000	$ $ $	1,800,900 500,000 314,500	$ $ $	84,308 26,727 20,968	$ $ $	0 2,556,250 1,132,625	150,000 150,000 41,000	$ $ $	30,588 10,200 9,600
J. Kevin Buchi. Senior Vice President and Chief Financial Officer	2001 2000 1999	$ $ $	308,655 259,200 229,438	$ $ $	290,180 125,500 74,900	$ $ $	25,762 16,983 15,465	$ $ $	0 511,250 506,005	47,500 30,000 13,000	$ $ $	12,634 10,200 9,600
John E. Osborn Senior Vice President, General Counsel and Secretary	2001 2000 1999	$ $ $	268,428 231,600 218,504	$ $ $	273,680 100,000 52,400	$ $ $	23,668 16,392 13,626	$ $ $	0 511,250 276,250	45,000 30,000 10,000	$ $ $	12,394 10,200 9,600
Robert P. Roche, Jr. Senior Vice President, Pharmaceutical Operations	2001 2000 1999	$ $ $	295,775 237,600 210,833	$ $ $	297,409 98,000 96,000	$ $ $	28,723 16,178 12,095	$ $ $	0 511,250 517,191	48,700 25,500 15,000	$ $ $	12,634 10,200 9,600
Jeffry L. Vaught, Ph.D. Senior Vice President and President, Research and Development	2001 2000 1999	$ $ $	309,446 269,700 254,400	$ $ $	245,237 105,000 76,300	$ $ $	21,194 19,629 14,106	$ $ $	0 511,250 276,250	33,100 25,000 10,000	$ $ $	15,266 10,200 9,600

(1)
Bonuses for 2001 performance were paid on January 22, 2002 and February 28, 2002.

(a)
Management Incentive Compensation Program in 2001 as follows: Dr. Baldino $1,113,000; Mr. Buchi $161,600; Mr. Osborn $145,100; Mr. Roche $162,400; and Dr. Vaught $121,800.

(b)
Executive Special Bonus Plan in 2001 as follows: Dr. Baldino $687,900; Mr. Buchi $128,580; Mr. Osborn $128,580; Mr. Roche $135,009; and Dr. Vaught $123,437.

(2)
The amounts shown for certain officers include:

(a)
Automobile allowances in 2001, as follows: Dr. Baldino $11,700; Mr. Buchi $13,200; Mr. Osborn $13,200; Mr. Roche $13,200; and Dr. Vaught $13,200.

(b)
Financial and estate planning advice in 2001, as follows: Dr. Baldino $7,566; Mr. Buchi $9,085; Mr. Osborn $6,996; Mr. Roche $7,491; and Dr. Vaught $1,798.

(c)
Supplemental long-term disability insurance in 2001, as follows: Dr. Baldino $5,542; Mr. Buchi $3,477; Mr. Osborn $2,024; Mr. Roche $6,694; and Dr. Vaught $5,305.

(d)
Executive health care benefit in 2001, as follows: Mr. Osborn $1,448 and Mr. Roche $1,338.

(e)
Deferred compensation amounts above the 120% applicable federal rate are as follows: Dr. Baldino $1,080; and Dr. Vaught $891.

(f)
Includes $58,420 in loan forgiveness for Dr. Baldino.

(3)
Dollar amount shown equals the number of shares subject to each Restricted Stock Award multiplied by the per share stock price on the award date. This amount does not take into account the diminution in value attributable to the restrictions applicable to the shares. The Restricted Stock Awards reported in this table were made on June 11, 1999, December 15, 1999, and December 13, 2000. The restrictions on such shares lapse over four years at the rate of 25% per year, on the anniversary of each award. No dividends will be paid on such shares until the applicable restrictions have lapsed. After the lapse of the applicable restrictions on the shares underlying these awards, any dividends would be paid at the same rate as on other shares of Common Stock. However, the Company has never declared or paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. There were no Stock Awards granted to the Named Executive Officers in 2001.

(4)
The amounts shown represent Company matching contributions during calendar years 1999, 2000 and 2001 under the Cephalon, Inc. 401(k) Profit Sharing Plan, which covers all of the Company's eligible employees. For 2001, this amount also includes compensation income recognized by the executive in connection with premium payments under the split-dollar arrangements the Company entered into with the executives. The compensation recognized for 2001 for each executive is as follows: Dr. Baldino $20,388; Mr. Buchi $2,434; Mr. Osborn $2,194; Mr. Roche $2,434; and Dr. Vaught $5,066. See page 22 for a summary of these split-dollar arrangements.

        The following table summarizes stock option grants made to the Named Executive Officers during the fiscal year ended December 31, 2001.

Option Grants in Last Fiscal Year

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Individual Grants
	Number of Securities Underlying Option Granted (#) (1)
		Percent of Total Options Granted to Employees in Fiscal 2001 (2)
			Exercise Price ($/Share)	Expiration Date
Name					5% ($)	10% ($)
Frank Baldino, Jr., Ph.D.	150,000	7.6%	$71.96	Dec. 2011	$6,788,289	$17,202,856
J. Kevin Buchi	47,500	2.4%	$71.96	Dec. 2011	$2,149,625	$5,447,571
John E. Osborn	45,000	2.3%	$71.96	Dec. 2011	$2,036,487	$5,160,857
Robert P. Roche, Jr.	48,700	2.5%	$71.96	Dec. 2011	$2,203,931	$5,585,194
Jeffry L. Vaught, Ph.D.	33,100	1.7%	$71.96	Dec. 2011	$1,497,949	$3,796,097

(1)
Consists of options granted in December 2001. These options have a ten-year term, commencing December 2001, are exercisable in cumulative 25% annual installments beginning in December 2002, with full vesting occurring by December 2005. The options are subject to acceleration in the case of a change in control or a corporate transaction, as defined under the 1995 Plan.

(2)
Based on a total number of options granted to employees in 2001 of 1,970,100.

(3)
Potential Realizable Values assume that the price of the Company's Common Stock is equal to the exercise price shown for each particular option on the date of grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an option holder may realize will depend on the extent, if any, to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the option holder's continued employment by the Company throughout the vesting period. The actual value to be realized by the option holder may be greater or less than the values estimated in this table.

        The following table summarizes option exercises during the fiscal year ended December 31, 2001 and the value of vested and unvested unexercised options at December 31, 2001 for the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at December 31, 2001 (#)
					Value of Unexercised In-the-Money Options at December 31, 2001 (2)
	Shares Acquired on Exercise (#)
Name		Value Realized ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Frank Baldino, Jr., Ph.D.	80,000	$3,341,563	410,501	300,499	$24,598,720	$5,462,035
J. Kevin Buchi	36,377	$2,251,663	58,590	81,500	$3,162,157	$1,372,420
John E. Osborn	15,200	$877,191	32,500	77,500	$1,449,788	$1,291,438
Robert P. Roche, Jr.	10,450	$612,613	20,075	77,825	$925,622	$1,172,921
Jeffry L. Vaught, Ph.D.	20,000	$931,660	69,150	61,850	$3,861,751	$1,156,653

(1)
Represents the market value of underlying securities at exercise date minus the exercise price of all options.

(2)
For "in-the-money" options, these amounts are the market value of underlying shares of Common Stock based on the closing price at December 31, 2001 ($75.58), minus the exercise price of the option. These amounts are reported before any taxes associated with exercise or subsequent sale of the underlying stock.

        In addition to Stock Options and Stock Awards granted to its executive officers and certain other employees, the Company also provides to its executive officers a long-term incentive in the form of a split-dollar life insurance program, which is described more fully on page 22. The Company does not sponsor any other defined benefit or actuarial plans at this time.

Compensation of Directors

        Non-employee directors receive a fee of $3,000 for each meeting of the board of directors attended, as well as reimbursement of their expenses incurred to attend such meetings. In addition to the meeting fee, non-employee directors receive an annual retainer of $25,000. Non-employee directors who are members of a committee of the board of directors receive a $3,000 annual retainer for each such committee membership. Dr. Baldino receives no additional remuneration for his service as a director. Non-employee directors also receive automatic Stock Option grants under the 1995 Plan. See Proposal 3 under the caption "Formula Grants to Non-employee Directors" for a description of these automatic stock option grants. In 2001, Mr. Egan, Dr. Feeney, Mr. Greenacre, and Dr. Witzel each received an annual grant of options, under the 1995 Plan, to purchase 10,000 shares of the Company's Common Stock at an exercise price of $63.98 per share, and upon his appointment to the board of directors, Dr. Sanders received an initial grant of options, under the 1995 Plan, to purchase 15,000 shares of Common Stock at an exercise price of $63.98 per share.

        NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOLLOWING REPORTS OF THE COMPENSATION COMMITTEE AND THE AUDIT COMMITTEE AND THE PERFORMANCE GRAPH ON PAGE 27 SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee annually reviews the performance and total compensation package for all executive officers, considers the modification of existing compensation and employee benefit programs, including the Cephalon, Inc. 401(k) Profit Sharing Plan, and the adoption of new plans, administers the Plans and reviews the compensation and benefits of non-employee members of the board of directors.

Compensation Philosophy

        The Compensation Committee believes that a well-designed compensation program should align the goals of the stockholders with the goals of the executive and that a significant part of an executive's compensation, over the long term, should be dependent upon the value created for stockholders. However, the Compensation Committee recognizes that, in the short-term, the market price of the Company's stock will be affected by many factors, some of which may be transient in nature and beyond the control of the Company's executives. This is especially true in the biotechnology industry, which is characterized by a large number of small companies, long product lead times, highly volatile stock prices and, currently, few commercial products. In such an environment, external events, such as negative financial and clinical reports from other members of the biotechnology industry, can have a marked adverse effect on the stock prices of companies within the industry, including Cephalon. In order to attract and retain qualified executives in such an environment, the Compensation Committee attempts to create a balanced compensation package by combining components based upon the achievement of long-term value to stockholders with components based upon the execution of shorter-term strategic goals. These goals include progress in research and drug development programs, the achievement of product sales and earnings targets, conducting clinical trials with marketed products to support the approval of new indications and other label expansions, and the further development of the organization. The Compensation Committee expects that the achievement of these short-term goals will contribute to the long-term success of the enterprise.

Overview of 2001

        The Compensation Committee believes that the management team took positive action in 2001 to position the Company for long-term stockholder value and future challenges. Specifically, accomplishments in each of the following areas contributed to achieving the strategic goals outlined above:

Financial

  •
  Achieved total product revenue of over $226,000,000, which exceeded Cephalon's initial public guidance of $200,000,000.
  •
  Achieved first full year of profitability with diluted earnings per share of $0.19 (before certain charges and extraordinary items), which significantly exceeded initial public guidance of $0.10 per share.

Strategic

  •
  Acquired Laboratoire L. Lafon and the worldwide rights to all of its products, including PROVIGIL® (modafinil) Tablets [C-IV].
  •
  Acquired product rights in Europe and certain other countries to GABITRIL® (tiagabine hydrochloride), giving Cephalon the exclusive rights to market, sell and further develop this drug in those territories.

Research and Development

  •
  CEP-7055 was advanced from development into Phase I for solid tumors.
  •
  CEP-1347 was advanced into Phase II for Parkinson's Disease.
  •
  CEP-701 was advanced into Phase II for Cancer.
  •
  Successfully completed Phase III clinical studies with PROVIGIL in obstructive sleep apnea and initiated additional studies to support possible label expansion.

        The Company also made considerable progress in organizational development by expanding the management team through the addition of experienced executives to the clinical research staff and to the U.S. sales and marketing organizations.

        The Compensation Committee believes that the accomplishments listed above and the achievement of individual objectives justified increases to executives' base salaries, as well as the grant of annual bonuses.

        Cephalon has assembled a senior team with considerable biotechnology and pharmaceutical industry experience, and the Compensation Committee believes that executive retention and incentive will be critical in the years ahead as the Company seeks to move additional product candidates toward commercialization. The market for such executives is becoming increasingly competitive. With the increased hiring in the pharmaceutical industry and continued attempts by competitors to recruit management from the Company, the Compensation Committee felt that additional Stock Option grants should be made to provide an additional retention incentive. For these reasons, and after comparisons with the level of option holdings of executives at biotechnology companies of similar size and stage of development, the Compensation Committee granted additional Stock Options to the Company's Chairman and Chief Executive Officer, Senior Vice Presidents and to other key employees in 2001.

Compensation Components

        The Company competes against other biotechnology companies as well as major pharmaceutical companies in the market for qualified personnel. The Compensation Committee has established three principal categories of compensation for executives: base salary, annual incentive bonus and long-term incentives consisting of Stock Options and Stock Awards. Salaries for experienced executives of biotechnology companies in the Philadelphia metropolitan area are heavily influenced by the salaries paid by the large pharmaceutical companies that maintain executive staffs in the region. The Company routinely competes against these companies in trying to attract qualified candidates and has successfully induced most of its current executives to leave such organizations. The base salaries of Cephalon's executives are set below those levels that would be achieved by executives with similar levels of authority and experience in larger pharmaceutical companies. To compensate for this shortfall and remain competitive in the market for qualified executives, the Company places a correspondingly greater weight on variable pay incentives and longer-term compensation. The Compensation Committee believes that by putting an increased emphasis on variable pay amounts and long-term incentives, the Company is able to attract executives who are willing to sacrifice current earnings and the retirement benefits generally offered by larger employers for potential long-term gains in a less stable and more risky environment. The Compensation Committee believes that stockholders in Cephalon share a similar risk profile.

        To ensure that the elements of an executive's compensation remain competitive with other biotechnology and pharmaceutical companies, the Company conducts and subscribes to a number of compensation surveys. The surveys used for these purposes are provided by outside consultants and do not identify the names of participating companies. Using these surveys, the Company focuses primarily on companies of similar size and stage of development in the biotechnology and pharmaceutical industries, with the objective of setting a base salary which is generally above average when compared with these companies. Because the number of Cephalon employees exceeded 500 during the year, primary comparisons were made with companies at a similar stage of product development with more than 500 employees. Many of the survey participants are included in the Index of NASDAQ Pharmaceutical Stocks used in the Comparative Stock Performance Graph on page 27 of this proxy statement.

        Base Salary.    The Compensation Committee reviews executive salaries at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year. During this review, the Compensation Committee considers, in addition to the information provided by the salary surveys, the individual executive's contribution to the Company's achievements and changes in role and responsibility of the executive during the year. Because the Company is experiencing rapid growth and internal change, particular care is taken to ensure that expanded responsibilities are recognized in the calculation of base pay. Executive salary increases in 2001 ranged from 4.8% to 20% of base salary.

        In December 2001, the base salary of Dr. Baldino, the Company's Chairman and Chief Executive Officer, was increased to $800,000 from $666,000, effective January 2002. The Compensation Committee reviewed the results of a survey of executive salaries of other biotechnology and pharmaceutical companies of similar size, focus, and stage of development and established Dr. Baldino's salary within the upper half of the range of the comparison group. The Compensation Committee made this adjustment after reviewing the progress made by the Company during 2001, as described in this report under the caption "Overview of 2001." The Compensation Committee noted that with the acquisition of Laboratoire L. Lafon, full-year profitability, and the Company's strong sales performance, Cephalon increased both in its worldwide operations and complexity during the year, and that Dr. Baldino's role had expanded in scope and importance commensurately. The Compensation Committee also noted that there was considerable progress in organizational development with the strengthening of the management team through the addition of experienced executives in clinical research and the expansion of the worldwide sales and marketing organization.

        Annual Incentive Bonus.    The Company's incentive compensation consists of two bonus plans: the Management Incentive Compensation Program and the Executive Special Bonus Plan. Under the Management Incentive Compensation Program, Company and individual goals are established at the beginning of the year, and include targets for progress in the Company's research and drug development efforts, meeting specified sales revenue and earnings targets, conducting clinical trials to support marketed products, and further developing the organization. The Compensation Committee provides bonus incentives for achievement of these goals because it believes that their attainment will ultimately lead to the successful commercialization of the Company's product candidates and will be in the best long-term interests of the Company's stockholders. In 2001, the Company implemented the Executive Special Bonus Plan to provide the Chairman and the Senior Vice Presidents with greater incentives to exceed pre-determined Company targets. The Compensation Committee established this program to recognize and reward exceptional Company and individual performance and, in part, to provide compensation in lieu of a Stock Award.

        The granting of an annual incentive bonus is discretionary and awards are directly based on the achievement of Company and individual objectives. The 2001 bonus award levels under the Management Incentive Compensation Program were 167% of base salary for Dr. Baldino and as much as 56% for Senior Vice Presidents. The 2001 bonus award levels under the Executive Special Bonus Plan were 103% of base salary for Dr. Baldino and as much as 54% for Senior Vice Presidents. Under the deferred compensation plan for executives, individuals holding the title of Vice President or higher may defer receipt to a future year of all, or a portion, of any annual bonus. Interest on the deferred amounts is determined by the Compensation Committee on an annual basis. In 2001, the rate of interest was 10% and will continue at that rate in 2002.

        During 2001, Dr. Baldino was granted an annual incentive bonus in cash in the amount of $1,113,000 under the Management Incentive Compensation Program, and an additional bonus in cash in the amount of $687,900 under the Executive Special Bonus Plan. The Compensation Committee reviewed achievements against objectives in determining that Dr. Baldino should be granted these bonuses, noting that they were in recognition of the Company's exceptionally strong performance in 2001, as described under the captions "Overview of 2001" and "Compensation Components." The Compensation Committee specifically noted that the acquisition of Laboratoire L. Lafon was an important strategic accomplishment for the Company and was a major factor in establishing the level of Dr. Baldino's Management Incentive Compensation Program bonus.

        Long-Term Incentives.    Long-term incentives have been provided by means of periodic grants of Stock Options and Stock Awards. The Company has two plans for these awards: the 1995 Plan, which is generally used for the Company's executive officers and directors; and the 2000 Plan, which is generally used for all other employees and external consultants and advisors. Officers and directors are not eligible to participate in the 2000 Plan.

          Stock Options: Stock Options generally have exercise prices equal to the fair market value of the underlying shares of Common Stock on the date of grant, vest over a four-year period and expire ten years from the date of grant. The Compensation Committee considers Stock Options to be a valuable and necessary compensation tool that aligns the long-term financial interests of the Company's executives with the financial interests of its stockholders. Further, the vesting provisions of the Plans serve to retain qualified employees, providing continuing benefits to the Company beyond those achieved in the year of grant. Stock Options are generally granted at the time of employment, and may be granted periodically at the discretion of the Compensation Committee. The Compensation Committee determines the number of Stock Options to be granted by comparison to other biotechnology companies at similar stages of development. A survey of competitors reviewed by the Compensation Committee consisted of publicly traded biotechnology and pharmaceutical firms. Some, but not all, of these companies are included in the Index of NASDAQ Pharmaceutical Stocks in the Comparative Stock Performance Graph. A secondary objective is to ensure that valued executives have significant numbers of unvested options as an incentive to continue their employment and investment in the Company.

          Stock Awards: Stock Awards have been granted periodically at the discretion of the Compensation Committee. The Compensation Committee considers Stock Awards to be a valuable and necessary component of the Company's long-term incentives, which should be reserved for the highest levels of performance and extraordinary accomplishments. Restrictions on the transfer of shares granted under Stock Awards are based on service, performance and/or such other factors or criteria as the Compensation Committee may determine in its sole discretion. The vesting provisions of the Stock Awards serve to retain qualified employees, providing continuing benefits to the Company beyond those achieved in the year of grant. No Stock Awards were granted in 2001.

        In December 2001, the Compensation Committee granted Dr. Baldino a Stock Option for 150,000 shares under the 1995 Plan. The Stock Option grant vests over four years, at a rate of 25% per year, on each anniversary of the award. In granting this award, the Compensation Committee considered it important that the Company provide a continuing long-term incentive for retention of Dr. Baldino's services. The Compensation Committee believes that the December 2001 Stock Option grant was in recognition of an excellent year, during which the Company acquired Laboratoire L. Lafon, achieved its first full-year of profitability, and experienced strong revenue growth. In addition, the Compensation

Committee believes that the achievement of both short and long-term objectives over the next few years will place considerable demands on the executive team, and that their retention and motivation are crucial to building long-term corporate value. In December 2001, the Compensation Committee also granted under the 1995 Plan to the Company's Senior Vice Presidents Stock Options ranging from 26,000 to 48,700 shares. These awards were made based on their performance during the year, recognizing that their retention and motivation are crucial to the long-term value of the Company.

        Other Compensation.    The Compensation Committee continued the matching contributions made by the Company under the Cephalon, Inc. 401(k) Profit Sharing Plan covering all of the Company's eligible employees. The match consists of $0.50 in cash and $0.50 in Common Stock for each $1.00 of employee contribution under the plan. This matching contribution is made only on employee contributions of up to 6% of the employee's compensation and is subject to further limitations imposed by the Code. In the absence of a defined benefit pension plan, this matching contribution allows Cephalon to remain competitive with other companies in the biotechnology and pharmaceutical industries in providing for retirement savings. Cephalon employees are fully vested in the Common stock granted as part of the matching contributions, and may elect to freely trade such shares. In 2001, the Company determined to provide split-dollar life insurance arrangements to the Company's Chairman and Chief Executive Officer and seven Senior Vice Presidents. These arrangements provide a $15,000,000 death benefit for the Chairman and Chief Executive Officer and a $2,000,000 death benefit for each of the seven Senior Vice Presidents. Under the terms of the arrangements, the Company will pay a portion of the policy premiums on the split-dollar life insurance policy, and the Company retains a collateral interest in the policy in an amount equal to the lesser of (i) the premiums paid by the Company or (ii) the total cash value of the policy. If the executive stays with the Company for 5 years or terminates employment prior to 5 years on account of an involuntarily termination resulting from a change of control or disability, repayment to the Company will occur on the 16th anniversary of the policy. If the executive terminates employment prior to the dates described above, the Company will be repaid after the termination of the executive's employment. The Compensation Committee believes that this program will provide an additional retention incentive to the management team. In December 2000, as part of an additional effort to enhance Dr. Baldino's retention, the Compensation Committee agreed to forgive Dr. Baldino's $150,000 loan from the Company, plus any accrued interest thereon, in three equal installments over a three-year period beginning in December 2001. The Compensation Committee concluded that the forgiveness of this loan over a three-year period would be reasonably expected to benefit the Company insofar as it would help to assure the continued retention of Dr. Baldino as Chief Executive Officer. The loan will be forgiven in its entirety as of December 13, 2003. If, prior to the end of this three-year period, Dr. Baldino's employment with the Company is involuntarily terminated for reasons other than for cause, or there is a change in control or an acquisition of the Company, the loan would be fully forgiven at that time.

        Section 162(m) of the Code limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1 million, except to the extent that any excess compensation qualifies as "performance based compensation." In accordance with current regulations, the amounts received upon the exercise of Stock Options granted under the 1995 Plan will qualify as "performance-based compensation," but the value of the shares received when Stock Awards become transferable and not subject to substantial risk of forfeiture will not qualify as "performance-based compensation." Payments under the Company's annual incentive plans described above also are generally subject to the section 162(m) limits on deductibility and will not qualify as "performance-based compensation," within the meaning of the applicable regulations.

                      Respectfully submitted,
                       Stock Option and Compensation Committee:
                      Robert J. Feeney, Ph.D.—Chair
                      Charles A. Sanders, M.D.
                      Horst Witzel, Dr.-Ing.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Company's board of directors is composed of three independent directors and operates under a written charter adopted by the board that complies with rules adopted by the National Association of Securities Dealers, Inc. A copy of the written charter was included as an exhibit to the Company's 2001 Proxy Statement. The members of the Audit Committee are Mr. Egan (chair), and Drs. Feeney and Sanders.

        Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company's independent public accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes, including the recommendation to the board of directors of the selection of the Company's independent accountants.

        The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, not can the Audit Committee certify that the independent auditor is "independent" under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee's members in business, financial and accounting matters.

        In this context, the Audit Committee has met and held discussions with management and the independent accountants, including meetings with the independent accountants during which management was not present. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Company's independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

        Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the board of directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the SEC.

                      Respectfully submitted,
                       Audit Committee:
                      William P. Egan—Chair
                      Robert J. Feeney, Ph.D.
                      Charles A. Sanders, M.D.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The following table sets forth the beneficial ownership of the Company's Common Stock by (i) the Named Executive officers and the Company's directors; (ii) owners of more than five percent of the outstanding shares of the Company's Common Stock; and (iii) all executive officers and directors as a group.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Class (3)
Frank Baldino, Jr., Ph.D.	652,504	1.2%
J. Kevin Buchi	100,759	*
John E. Osborn	51,396	*
Robert P. Roche, Jr.	45,468	*
Jeffry L. Vaught, Ph.D.	97,219	*
William P. Egan	50,000	*
Robert J. Feeney, Ph.D.	50,000	*
Martyn D. Greenacre	50,000	*
Horst Witzel, Dr.-Ing	15,000	*
FMR Corp. (4) Devonshire Street Boston, MA 02109	6,763,344	13.3%
T. Rowe Price Associates, Inc. (5) 100 E. Pratt Street Baltimore, MD 21202	5,412,641	10.7%
Putnam Investments, LLC. (6) One Post Office Square Boston, MA 02109	3,684,913	7.2%
Morgan Stanley Dean Witter & Co. (7) 1585 Broadway New York, NY 10036	2,802,361	5.5%
All executive officers and directors as a group (13 persons)	1,273,374	2.3%

*  Less than 1%.

(1)
Except as indicated below, the individuals or groups named in this table have sole voting and investment power with respect to all shares of Common Stock indicated above. The amounts and percentages shown are amounts and percentages owned beneficially as of the close of business on February 28, 2002 (except for FMR Corp., T. Rowe Price Associates, Inc., Putnam Investments, LLC. and Morgan Stanley Dean Witter & Co., where the amounts are as of December 31, 2001).

(2)
Includes shares which may be acquired upon the exercise of outstanding options and warrants that were exercisable as of the close of business on February 28, 2002 as follows: Dr. Baldino 410,501 shares; Mr. Buchi 37,223 shares; Mr. Osborn 32,500 shares; Mr. Roche 20,075 shares; Dr. Vaught 69,150 shares; Messrs. Egan, Greenacre and Dr. Feeney 50,000 shares each; Dr. Witzel 15,000 shares and all executive officers and directors as a group 868,474 shares.

(3)
The percentage for each beneficial owner is calculated based on (i) the aggregate number of all shares reported to be beneficially owned by such group or individual (including all shares issuable to such group or individual upon the conversion of the Company's 5 1/4% Convertible Subordinated Notes due 2006 and the Company's 2 1/2% Convertible Subordinated Notes due December 15, 2006

  beneficially owned by them) and (ii) the aggregate number of shares of Common Stock outstanding as of December 31, 2001 (54,909,533).

(4)
Based upon a Schedule 13G filed by FMR Corp. ("FMR") and others with the SEC dated February 14, 2002 that states the following:

  •
  Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR and registered investment adviser under the Investment Advisers Act of 1940, as amended, is the beneficial owner of 5,819,649 of the shares reported in the Schedule 13G as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The number of shares owned by the investment companies at December 31, 2001 included 57,432 and 13,513 shares resulting from the assumed conversion of $4,250,000 and $1,000,000, respectively, of principal amount of Cephalon's 5 1/4% Convertible Subordinated Notes due 2006 (13.5135 shares for each $1,000 of principal amount). The number of shares owned by the investment companies at December 31, 2001 also included 358,034 shares resulting from the assumed conversion of $29,000,000 principal amount of Cephalon's 2 1/2% Convertible Subordinated Notes due December 15, 2006 (12.346 shares of Common Stock for each $1,000 principal amount). Edward C. Johnson III, the chairman and stockholder of FMR and FMR each has sole dispositive power of the 5,819,649 shares owned by Fidelity. Voting power over these shares resides with the Fidelity funds' Boards of Trustees.

  •
  Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, is the beneficial owner of 652,920 of the shares reported in the Schedule 13G. Mr. Johnson and FMR each has sole dispositive power over these 652,920 shares. Sole voting power over 624,120 of these shares resides each with Mr. Johnson and FMR. Voting power over the remaining 28,800 of these shares resides with the institutional accounts as reported above.

  •
  Fidelity International Limited ("FIL") is the beneficial owner of 290,775 of the shares reported in the Schedule 13G and has sole voting and dispositive power over these shares. FMR and FIL are of the view that they are not acting as a "group" for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities "beneficially owned" by the other. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d). However, FMR has made the filing on Schedule 13G on a voluntary basis as if all of the shares are beneficially owned by FMR and FIL on a joint basis.

(5)
Based upon a Schedule 13G filed by T. Rowe Price Associates, Inc. ("Price Associates") with the SEC dated February 20, 2002. Price Associates has sole voting power to vote 1,327,639 shares and sole dispositive power over 5,412,641. These securities are owned by various individual and institutional investors through one or more T. Rowe Price Mutual Funds for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)
Includes shares beneficially owned by two investment advisers wholly owned by Putnam Investments, LLC ("PI") as follows: (i) Putnam Investment Management, LLC ("PIM"), the investment adviser to the Putnam family of mutual funds—3,542,272 shares; and (ii) the Putnam Advisory Company, LLC ("PAC"), the investment adviser to Putnam's institutional clients—142,641. PIM and PAC each have dispository power over the shares that they beneficially own as investment managers. Voting power for the shares is held by the trustees of the various mutual funds that hold these shares; PAC has shared voting power over 39,572 shares held by its institutional clients. PI is a wholly owned subsidiary of Marsh and McLennan Companies, Inc. ("M&MC"). M&MC and PI disclaim that they are, for the purposes of Sections 13(d) or 13(g) of the Exchange Act, the beneficial owners of these shares. M&MC and PI state that neither of them has any voting or dispositive power with regard to these shares. The information in this footnote is derived from a Schedule 13G filed with the SEC by PI dated February 13, 2002.

(7)
Based upon a Schedule 13G filed by Morgan Stanley Dean Witter & Co. ("Morgan Stanley") with the SEC dated February 13, 2002. Morgan Stanley is filing solely in its capacity as the parent company of, and indirect beneficial owner of securities held by, one of its business units. Morgan Stanley has shared voting power over 2,116,185 shares and shared dispositive power over 2,802,361.

RELATED TRANSACTIONS

        In 1998, the disinterested members of the board of directors authorized a loan by the Company to Dr. Baldino in an amount of up to $150,000; Dr. Baldino had borrowed such maximum amount as of the date of this proxy statement. The interest (which accrues at the mid-term rate imputed for federal income tax purposes) and principal is due and payable in full on the fourth anniversary date of the loan. The loan has been made on a non-recourse basis and the principal and any accrued interest thereon have been secured by a pledge of shares of common stock of the Company. In December 2000, pursuant to a resolution of all disinterested members of the board of directors, this loan was forgiven in three equal installments over the next three years beginning in December 2001. If prior to the end of this three-year period, Dr. Baldino's employment with the Company is involuntarily terminated for reasons other than cause, or in the event of a change in control or acquisition of the Company, the loan will be forgiven in full at that time.

        In 2001, the disinterested members of the board of directors authorized the execution of a consulting agreement between the Company and Martyn D. Greenacre, a member of the board of directors. Mr. Greenacre has substantial experience in the pharmaceutical industry, particularly in Europe, and the board of directors determined that his expertise would be useful in evaluating prospective acquisitions of European pharmaceutical companies. The original term of the consulting agreement ran from October 1, 2001 to March 31, 2002, and provided for a rate of compensation of $16,700 per month. The consulting agreement subsequently was amended effective as of April 1, 2002, to extend the term through December 31, 2002 and to increase the rate of compensation to $19,200 per month. Pursuant to this agreement, Mr. Greenacre was involved in the evaluation and integration into Cephalon of the French pharmaceutical company Laboratoire L. Lafon and its affiliates, which were acquired by the Company on December 28, 2001; he has since served as a director of several of the Lafon entities.

INFORMATION CONCERNING INDEPENDENT AUDITORS

        Arthur Andersen LLP has served as the Company's independent public accountants since 1987. The Audit Committee has no reason to question the quality or integrity of the audit and other assurance services provided by Arthur Andersen during this time. However, during the past several months the Audit Committee has been monitoring, and will continue to monitor, ongoing developments relating to the investigation of Arthur Andersen and criminal allegations that have been brought against the firm. In consideration of these developments, the Audit Committee has asked management to hold discussions with other auditing firms, and these discussions are ongoing as of the date hereof. Following these discussions, the Audit Committee may recommend to the Company's board of directors that the Company engage another firm for auditing services beginning in 2002. The Company has requested that a representative from Arthur Andersen LLP attend the 2002 Annual Meeting of Stockholders. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from stockholders.

COMPARATIVE STOCK PERFORMANCE GRAPH

        The graph below compares the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of (i) the NASDAQ Stock Market (U.S.) Index (the "NASDAQ Index"), and (ii) the Index of NASDAQ Pharmaceutical Stocks (the "Pharmaceutical Index"), assuming an investment of $100 on December 31, 1996 in each of the Common Stock of the Company; the stocks comprising the NASDAQ Index; and the stocks comprising the Pharmaceutical Index.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that each director and executive officer of the Company, and any other person who owns more than ten percent of the Company's Common Stock, file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such directors, executive officers and stockholders are required by regulation to furnish the Company with copies of such reports. To the knowledge of the Company, based solely upon its review of these reports, as well as written representations to the effect that no other such reports were required to be filed, each covered person met all fiscal 2001 Section 16(a) filing requirements.

OTHER MATTERS

        The board of directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting in accordance with the Company's Bylaws, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

        Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the SEC. Under the Company's Bylaws, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, and/or bring a proper subject of business before the meeting, must do so by a written notice timely received (not later than the seventieth day prior to the anniversary of this year's Annual Meeting) by the Secretary of the Company containing the name and address of the stockholders, and a representation that the stockholder is a holder of record and intends to appear in person or by proxy at the meeting. If the notice relates to a nomination for director, it must also set forth the name and address of any nominee(s), all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made, such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the Board, and the consent of each nominee to serve. Notice of an item of business shall include a brief description of the proposed business and any material interest of the stockholder in such business.

        The chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

        It is currently expected that the 2003 Annual Meeting of Stockholders will be held on or about May 14, 2003, in which event any advance notice of nominations for directors and items of business (other than proposals intended to be included in the proxy statement and form of proxy, which must be received by December 12, 2002) must be given by stockholders by March 6, 2003. The Company does, however, retain the right to change this date as it, in its sole discretion, may determine. Notice of any change will be furnished to stockholders prior to the expiration of the 70-day advance notice period referred to above. Copies of the Company's Bylaws are available from the Secretary of the Company.

        The board of directors does not intend to present any other business at the meeting and knows of no other matters which will be properly presented. However, if any other matter calling for a vote of stockholders is properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

        Proposals should be directed to the attention of the Secretary of the Company.

ANNUAL REPORT ON FORM 10-K

        The Company will furnish without charge to each person whose proxy is being solicited, upon the request of such person, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, including the financial statements and schedules thereto, but excluding exhibits. Requests for copies of such report should be directed to Investor Relations, Cephalon, Inc., 145 Brandywine Parkway, West Chester, Pennsylvania 19380-4245, (610) 738-6376.

                      By Order of the Board of Directors,
                      JOHN E. OSBORN
                       Secretary

West Chester, Pennsylvania
April 10, 2002

Map to Cephalon

To Lancaster
& Harrisburg
76
100
Pennsylvania
Turnpike
76
Valley
Forge
202
Marriot
Hotel
476
Desmond
Hotel
202
76
Great Valley
Sheraton
30
30
Exton
To Lancaster
Philadelphia
30th Street
Train Station
352
Paoli Pike
476
Boot Road
Wilson
Drive
100
QVC
West Chester
3
352
3
202
95
West Chester
Holiday Inn
Philadelphia
International
Airport
202
1
476
Brandywine
River Hotel
1
322
95
95
Wilmington
Train Station
Wilson
Drive
Boot Road
Cephalon
Airport Road
Brandywine
Parkway
Paoli Pike
QVC

ADMITTANCE SLIP

Please present this slip at the entrance.

Annual Meeting of Stockholders

Place:	Cephalon, Inc. Corporate Headquarters Building 201 145 Brandywine Parkway West Chester, PA 19380
Date:	May 15, 2002 9:30 a.m.

CEPHALON, INC.
 145 Brandywine Parkway
West Chester, Pennsylvania 19380-4245
www.cephalon.com
(610) 344-0200

PROXY

CEPHALON, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 15, 2002

        The undersigned hereby appoints Frank Baldino, Jr., Ph.D. and John E. Osborn, or either one of them acting singly in the absence of the other, with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of Cephalon, Inc. to be held on May 15, 2002, and any adjournment thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on any other matters properly brought before the meeting or any adjournment thereof, all as set forth in the April 10, 2002 proxy statement.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CEPHALON, INC.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Please mark ☒
your votes as
indicated in
this example.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR.

	FOR all nominees	WITHHOLD for all nominees
1. ELECTION OF DIRECTORS Nominees: Frank Baldino, Jr., Ph.D., William P. Egan, Robert J. Feeney, Ph.D., Martyn D. Greenacre, Charles A. Sanders, M.D., and Horst Witzel, Dr.-Ing.	☐	☐

WITHHOLD for the following only: (Write in the name of the nominee(s) in the space below)

	FOR	WITHHOLD	ABSTAIN
2. ADOPTION OF PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION	☐	☐	☐
3. ADOPTION OF PROPOSED AMENDMENTS TO THE 1995 EQUITY COMPENSATION PLAN	☐	☐	☐

I PLAN TO ATTEND MEETING ☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, WHEN THE DULY EXECUTED PROXY IS RETURNED SUCH SHARES WILL BE VOTED AT THE MEETING FOR ALL NOMINEES NAMED IN THE PROPOSAL 1, AND FOR THE ADOPTION OF PROPOSALS 2 AND 3.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF CEPHALON, INC.

Signature(s)	Date

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 15, 2002
CEPHALON, INC. 145 Brandywine Parkway West Chester, Pennsylvania 19380-4245 PROXY STATEMENT
VOTING AT THE MEETING
PROPOSAL 1—ELECTION OF DIRECTORS
PROPOSAL 2—APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
PROPOSAL 3—APPROVAL OF INCREASE IN SHARES AND AMENDMENT AND RESTATEMENT OF THE 1995 EQUITY COMPENSATION PLAN
EQUITY COMPENSATION PLAN INFORMATION
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED TRANSACTIONS
INFORMATION CONCERNING INDEPENDENT AUDITORS
COMPARATIVE STOCK PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
ANNUAL REPORT ON FORM 10-K
CEPHALON, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 15, 2002